EXHIBIT 10.41

October 2, 2006

Mr. Tim Larson

15271 Wilds Parkway NW

Prior Lake, Minnesota 55372

Dear Tim:

In consideration of your (“Executive”) ongoing extraordinary efforts to and achievement on behalf of Jostens, Inc. (“Jostens”), the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Visant Corporation (“Visant” and together with Jostens, “Employer”) has approved the payment of extraordinary bonuses to you, to be paid as follows:

For services rendered for the period prior to October 31, 2006, $600,000 payable on October 31, 2006.

For services rendered for the period January 1, 2007 through October 31, 2007, $500,000 payable on October 31, 2007.

For services rendered for the period January 1, 2008 through October 31, 2008, $500,000 payable on October 31, 2008.

The foregoing payments shall be made on and subject to the other terms and conditions of this letter agreement (“Agreement”).

Executive shall be entitled to receive such payments so long as he remains in the active employment of Jostens as of the respective date of payment, provided that solely (x) in the event Executive’s employment is terminated by Employer without Cause (as Cause is defined in those certain Stock Option Agreements dated March 17, 2005 by and between Executive and Visant Holding Corp., the “Option Agreement”, and as set forth in Appendix I to this Agreement) prior to October 31, 2008, any amount not yet paid under this Agreement will be paid to Executive upon the date of termination, or (y) in the event of Executive’s death prior to October 31, 2008, Executive’s estate shall be paid an amount equal to the next payment otherwise due hereunder upon the date the payment otherwise would have been made to Executive and thereafter no further payment(s) shall be due hereunder. Subject to the foregoing, this Agreement shall terminate upon any termination of employment of Executive. Nothing herein shall confer upon you the right to continued employment with Employer or change the terms of your employment as an “at will” employee.

Employer shall withhold from any amount payable under this Agreement such Federal, state and local taxes or withholding as may be required to be withheld pursuant to any applicable law or regulation.

Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment by Employer without Cause or upon Executive’s death, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payment otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such amount hereunder (without any reduction in such payment ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Employer (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payment of money due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payment shall be deferred if deferral will make such payment compliant under Section

409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Compensation Committee, that does not cause such an accelerated or additional tax. Visant shall consult with Executive in good faith regarding the implementation of the provisions of this paragraph; provided that none of Jostens, Visant or any of its employees or representatives shall have any liability to Executive with respect thereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Except for the term incorporated by reference from the Option Agreement, this Agreement contains the entire understanding of the parties with respect to the express subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by an authorized officer of Visant and Jostens and Executive.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

This Agreement, and all of Executive’s rights hereunder, shall not be assignable or transferable or subjected to any lien or encumbrance by Executive. Any purported assignment, transfer, lien or encumbrance hereof by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to a person or entity which is an Affiliate, and shall be assigned to and assumed by any successor in interest to substantially all of the business operations of the Employer. Subject to such assumption, as of the date such successor so assumes this Agreement, Jostens or Visant, as the case may be, shall cease to be liable for any of the obligations contained in this Agreement.

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Employer:

Visant Corporation

357 Main Street

Armonk, New York 10504

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Employer.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Very truly yours,

Jostens, Inc.

By:	/s/ Michael Bailey
Name:	Michael Bailey
Title:	CEO

Visant Corporation

By:	/s/ Marc Reisch
Name:	Marc Reisch
Title:	CEO

Acknowledged and Agreed:

/s/ Tim Larson
Tim Larson

Appendix I

“Cause” shall mean (i) Executive’s willful and continued failure to perform his material duties with respect to the Visant Holding Corp. (“VHC”) or it subsidiaries which continues beyond ten (10) days after a written demand for substantial performance is delivered to Executive by VHC (the “Cure Period”), (ii) the willful or intentional engaging by Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to VHC, the Investors (as defined in the Option Agreement) or their respective Affiliates (as defined in the Option Agreement), (iii) the commission by Executive of a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, or (iv) a material breach of by Executive of the Option Agreement or other agreements to which he is bound, including, without limitation, engaging in any action in breach of restrictive covenants that continues beyond the Cure Period (to the extent that, in the VHC Board of Director’s reasonable judgment, such breach can be cured).